Exhibit 99.1

TII NETWORK TECHNOLOGIES
NAMES CHIEF FINANCIAL OFFICER

EDGEWOOD, NY – September 20, 2011 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today announced the appointment of Stacey L. Moran as Vice President - Finance, Chief Financial Officer, Secretary and Treasurer.

Kenneth A. Paladino, Tii’s President and Chief Executive Officer, stated, “We are extremely pleased that Stacey has joined us as our new Chief Financial Officer. With over twenty years of experience in various financial positions, we believe Stacey is a great addition to our team here at Tii.  In addition to her experience as a Chief Financial Officer of a publicly held corporation, her experience also includes a role as controller of a high-tech publicly held manufacturing company. We are confident that she will be a significant contributor to the continued successful execution of our strategy.”

Most recently, Ms. Moran served as Executive Vice President and Chief Financial Officer of Suffolk County National Bank where she also held various financial and accounting positions.  Prior thereto, Ms. Moran served as Corporate Controller at Excel Technology, Inc., a designer, developer, and manufacturer of lasers used in scientific and industrial applications. Additionally she has over six years of experience in public accounting with KPMG LLP. Ms. Moran holds a Bachelor of Science degree in accounting from Long Island University and is a Certified Public Accountant.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to service providers as well as public and private networks. Our fiber and copper products are typically found anywhere from the central office to local premise indoor or outdoor networks.  Additional information about the company can be found at www.tiinetworktechnologies.com.